Exhibit 99.4

CONSENT OF THE INDEPENDENT MANAGER

Atmos Energy Corporation and Atmos Energy Kansas Securitization I, LLC (the “Issuer”) have filed a Registration Statement on Form SF-1 (Registration Nos. 333-270078 and 333-270078-01; as subsequently amended, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of $95.0 million aggregate principal amount of the Issuer’s Series 2023-A Senior Secured Securitized Utility Tariff Bonds. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named a manager of the Issuer as identified in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement.

/s/ Orlando Figueroa

Name:	Orlando Figueroa